Exhibit 99.1

Dorman Products, Inc. Reports Third Quarter 2026 Results; Updates 2026 Guidance
Highlights (All comparisons are to the prior year period unless otherwise noted):
•Net sales of $561.7 million for the quarter, up 3.3%
•Diluted earnings per share (“EPS”) of $1.98, down 20%
•Adjusted diluted EPS* of $2.08, down 21%
•Generated $64.6 million of cash from operating activities; repurchased $15 million of shares
•Updates its full-year guidance for 2026

COLMAR, PA (October 26, 2026) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ: DORM), a leading supplier in the motor vehicle aftermarket industry, today announced its financial results for the third quarter ended September 26, 2026.

Kevin Olsen, Dorman’s Chairman, President, and Chief Executive Officer, stated, “We delivered solid performance in the quarter. Net sales increased 3%, with top-line growth across each of our three business segments driven by new products and business wins. Diluted EPS was $1.98, and adjusted diluted EPS was $2.08, compared to $2.48 and $2.62, respectively, in the prior-year period. The year-over-year earnings comparison reflects the timing of tariff-related pricing that benefitted the third quarter of 2025. We also generated $65 million of operating cash flow and repurchased $15 million of our common stock in the quarter, bringing year-to-date share repurchases to a company record of $112 million.

“Given our performance through the first nine months of the year and additional pricing actions we expect to take in the fourth quarter, we are narrowing our full-year 2026 guidance. We now expect full-year net sales growth to be in the range of 2% to 3%, diluted EPS in the range of $7.95 to $8.15, and adjusted diluted EPS in the range of $8.50 to $8.70.

“Supported by our strong balance sheet and liquidity position, and the strategic advantages of our innovation engine and diversified supplier network, we remain confident in our long-term growth strategy.”

Third Quarter Financial Results
The Company reported third quarter 2026 net sales of $561.7 million, up 3.3% from net sales of $543.7 million in the third quarter of 2025.

Gross profit was $221.6 million in the third quarter of 2026, or 39.4% of net sales, compared to $241.4 million, or 44.4% of net sales, in the same quarter last year. Adjusted gross profit* was $221.2 million, or 39.4% of net sales, in the third quarter of 2026, compared to $241.4 million, or 44.4% of net sales, in the same quarter last year.

Selling, general, and administrative (“SG&A”) expenses were $138.7 million, or 24.7% of net sales, in the third quarter of 2026, compared to $135.7 million, or 25.0% of net sales, in the same quarter last year. Adjusted SG&A expenses* were $132.4 million, or 23.6% of net sales, in the third quarter of 2026, compared to $129.9 million, or 23.9% of net sales, in the same quarter last year.

Diluted EPS was $1.98 in the third quarter of 2026, down 20% from diluted EPS of $2.48 in the same quarter last year. Adjusted diluted EPS* was $2.08 in the third quarter of 2026, down 21% compared to adjusted diluted EPS* of $2.62 in the same quarter last year.

Segment results were as follows:

	Net Sales			Segment Profit Margin
($ in millions)	Q3 2026	Q3 2025	Change	Q3 2026	Q3 2025	Change
Light Duty	$443.7	$430.3	3%	18.5%	23.7%	-520 bps
Heavy Duty	$66.1	$63.0	5%	0.0%	4.5%	-450 bps
Specialty Vehicle	$51.9	$50.4	3%	13.1%	12.8%	30 bps

2026 Guidance
The Company updates its full-year 2026 guidance as detailed in the table below. The Company's guidance includes the expected impact of tariffs enacted as of October 26, 2026. The Company’s guidance excludes the impact of potential tariff changes after October 26, 2026, future acquisitions and divestitures, and additional share repurchases.

	Updated 2026 Guidance	Prior 2026 Guidance
Net Sales Growth vs. 2025	2% – 3%	3% – 5%
Diluted EPS	$7.95 – $8.15	$7.93 – $8.23
Growth vs. 2025	20% – 23%	19% – 24%
Adjusted Diluted EPS*	$8.50 – $8.70	$8.50 – $8.80
Growth vs. 2025	(4)% – (2)%	(4)% – (1)%
Tax Rate Estimate	23.5% – 24.0%	23.5%

Conference Call and Webcast
The Company will hold a conference call and webcast for investors on Tuesday, October 27, 2026, beginning at 8:00 a.m. Eastern Time. The conference call can be accessed by telephone at (800) 420-1459 within the U.S. or +1 (203) 518-9861 outside the U.S. When prompted, enter the conference ID “DORMQ326”. A live audio webcast and accompanying presentation materials can be accessed on the Company’s website at investors.dormanproducts.com. A replay of the webcast will be made available on the website shortly after the conclusion of the call.

About Dorman Products
Dorman gives professionals, enthusiasts, and owners greater freedom to fix motor vehicles. For over 100 years, we have been driving new solutions, releasing tens of thousands of aftermarket replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a pioneering global organization offering an always-evolving catalog of products covering cars, trucks, and specialty vehicles, from chassis to body, from underhood to undercarriage, and from hardware to complex electronics.

*Non-GAAP Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The supplemental schedules attached include the reasons we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these Non-GAAP measures.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “probably,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “estimates,” and similar expressions are used to identify these forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date such statements were made. Such forward-looking statements are based on current expectations that involve known and unknown risks, uncertainties, and other factors (many of which are outside of our control). Such risks, uncertainties and other factors relate to, among other things: competition in and the evolution of the motor vehicle aftermarket industry; changes in our relationships with, or the loss of, any customers or suppliers; our ability to develop, market and sell new and existing products; our ability to anticipate and meet customer demand; our ability to purchase necessary materials from our suppliers and the impacts of any related logistics constraints; widespread public health pandemics; political and regulatory matters, such as changes in trade policy, the imposition of tariffs and climate regulation; our ability to protect our information security systems and defend against cyberattacks; our ability to protect our intellectual property and defend against any claims of infringement; and financial and economic factors, such as our level of indebtedness, fluctuations in interest rates and inflation. More information on these risks and other potential factors that could affect the Company’s business, reputation, results of operations, financial condition, and stock price is included in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company is under no obligation to, and expressly disclaims any such obligation to, update any of the information in this document, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Investor Relations Contact
Alex Whitelam, VP, Investor Relations
awhitelam@dormanproducts.com
(445) 448-9522

Visit our Investor Relations website at investors.dormanproducts.com, which contains important Company information, including financial data and investor materials. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC.
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	9/26/26	Pct.*	9/27/25	Pct. *
Net sales	$561,722	100.0	$543,736	100.0
Cost of goods sold	340,124	60.6	302,309	55.6
Gross profit	221,598	39.4	241,427	44.4
Selling, general, and administrative expenses	138,660	24.7	135,677	25.0
Income from operations	82,938	14.8	105,750	19.4
Interest expense	8,016	1.4	7,235	1.3
Interest income	776	0.1	28	0.0
Other income, net	1,652	0.3	1,385	0.3
Income before income taxes	77,350	13.8	99,928	18.4
Provision for income taxes	18,175	3.2	23,508	4.3
Net income	$59,175	10.5	$76,420	14.1

Diluted earnings per share	$1.98		$2.48

Weighted average diluted shares outstanding	29,860		30,782

	Nine Months Ended		Nine Months Ended
(unaudited)	9/26/26	Pct.*	9/27/25	Pct. *
Net sales	$1,635,090	100.0	$1,592,387	100.0
Cost of goods sold	972,112	59.5	923,739	58.0
Gross profit	662,978	40.5	668,648	42.0
Selling, general, and administrative expenses	405,040	24.8	400,343	25.1
Income from operations	257,938	15.8	268,305	16.8
Interest expense	20,685	1.3	21,862	1.4
Interest income	1,327	0.1	115	0.0
Other income, net	10,475	0.6	4,290	0.3
Income before income taxes	249,055	15.2	250,848	15.8
Provision for income taxes	58,558	3.6	58,214	3.7
Net income	$190,497	11.7	$192,634	12.1

Diluted earnings per share	$6.33		$6.26

Weighted average diluted shares outstanding	30,088		30,757
* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC.
Consolidated Balance Sheets
(in thousands, except share data)

(unaudited)	9/26/26	12/31/25
Assets
Current assets:
Cash and cash equivalents	$167,005	$49,436
Accounts receivable, less allowance for doubtful accounts of $1,993 and $1,948	628,402	479,252
Inventories	787,358	959,019
Prepaids and other current assets	40,661	33,819
Total current assets	1,623,426	1,521,526
Property, plant, and equipment, net	165,365	168,777
Operating lease right-of-use assets	99,938	112,805
Goodwill	387,334	387,334
Intangible assets, net	241,367	257,079
Other assets	41,414	45,557
Total assets	$2,558,844	$2,493,078
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$180,169	$185,125
Accrued compensation	26,182	30,756
Accrued customer rebates and returns	182,560	197,398
Current portion of long-term debt	—	37,500
Other accrued liabilities	55,659	42,048
Total current liabilities	444,570	492,827
Long-term debt	440,717	402,413
Long-term operating lease liabilities	82,685	96,568
Deferred tax liabilities	4,215	3,977
Other long-term liabilities	21,709	20,218
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 29,574,883 and 30,391,955 shares issued and outstanding in 2026 and 2025, respectively	296	304
Additional paid-in capital	148,857	137,109
Retained earnings	1,420,768	1,344,183
Accumulated other comprehensive loss	(4,973)	(4,521)
Total shareholders’ equity	1,564,948	1,477,075
Total liabilities and shareholders' equity	$2,558,844	$2,493,078
Selected Cash Flow Information (unaudited):

	Three Months Ended		Nine Months Ended
(in thousands)	9/26/26	9/27/25	9/26/26	9/27/25
Cash provided by operating activities	$64,566	$12,205	$260,947	$71,990
Depreciation and amortization	$13,765	$14,036	$41,672	$41,798
Capital expenditures	$7,683	$10,383	$25,208	$29,818

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.
Adjusted Net Income:

	Three Months Ended		Nine Months Ended
(unaudited)	9/26/26	9/27/25	9/26/26	9/27/25
Net income (GAAP)	$59,175	$76,420	$190,497	$192,634
Pretax acquisition-related intangible assets amortization [1]	5,069	5,442	15,416	16,319
Pretax acquisition-related transaction and other costs [2]	(55)	286	420	1,119
Pretax facility consolidation costs [3]	826	—	826	—
Pretax bargain purchase gain [4]	(1,457)	—	(1,457)	—
Pretax write-off of capitalized debt issuance costs [5]	—	—	802	—
Pretax reduction in workforce costs [6]	—	—	—	147
Tax adjustment (related to above items) [7]	(1,393)	(1,391)	(4,147)	(4,268)
Adjusted net income (Non-GAAP)	$62,165	$80,757	$202,357	$205,951

Diluted earnings per share (GAAP)	$1.98	$2.48	$6.33	$6.26
Pretax acquisition-related intangible assets amortization [1]	0.17	0.18	0.51	0.53
Pretax acquisition-related transaction and other costs [2]	(0.00)	0.01	0.01	0.04
Pretax facility consolidation costs [3]	0.03	—	0.03	—
Pretax bargain purchase gain [4]	(0.05)	—	(0.05)	—
Pretax write-off of capitalized debt issuance costs [5]	—	—	0.03	—
Pretax reduction in workforce costs [6]	—	—	—	0.00
Tax adjustment (related to above items) [7]	(0.05)	(0.05)	(0.14)	(0.14)
Adjusted diluted earnings per share (Non-GAAP)*	$2.08	$2.62	$6.73	$6.70

Weighted average diluted shares outstanding	29,860	30,782	30,088	30,757
* Amounts may not add due to rounding.
See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)

Adjusted Gross Profit:
	Three Months Ended		Three Months Ended
(unaudited)	9/26/26	Pct.**	9/27/25	Pct.**
Gross profit (GAAP)	$221,598	39.4	$241,427	44.4
Pretax acquisition-related transaction and other costs [2]	(408)	(0.1)	—	—
Adjusted gross profit (Non-GAAP)	$221,190	39.4	$241,427	44.4

Net sales	$561,722		$543,736

	Nine Months Ended		Nine Months Ended
(unaudited)	9/26/26	Pct.**	9/27/25	Pct.**
Gross profit (GAAP)	$662,978	40.5	$668,648	42.0
Pretax acquisition-related transaction and other costs [2]	(408)	(0.0)	—	—
Adjusted gross profit (Non-GAAP)	$662,570	40.5	$668,648	42.0

Net sales	$1,635,090		$1,592,387

Adjusted SG&A Expenses:
	Three Months Ended		Three Months Ended
(unaudited)	9/26/26	Pct.**	9/27/25	Pct.**
SG&A expenses (GAAP)	$138,660	24.7	$135,677	25.0
Pretax acquisition-related intangible assets amortization [1]	(5,069)	(0.9)	(5,442)	(1.0)
Pretax acquisition-related transaction and other costs [2]	(353)	(0.1)	(286)	(0.1)
Pretax facility consolidation costs [3]	(826)	(0.1)	—	—
Adjusted SG&A expenses (Non-GAAP)	$132,412	23.6	$129,949	23.9

Net sales	$561,722		$543,736

	Nine Months Ended		Nine Months Ended
(unaudited)	9/26/26	Pct.**	9/27/25	Pct.**
SG&A expenses (GAAP)	$405,040	24.8	$400,343	25.1
Pretax acquisition-related intangible assets amortization [1]	(15,416)	(0.9)	(16,319)	(1.0)
Pretax acquisition-related transaction and other costs [2]	(828)	(0.1)	(1,119)	(0.1)
Pretax facility consolidation costs [3]	(826)	(0.1)	—	—
Pretax reduction in workforce costs [6]	—	—	(147)	(0.0)
Adjusted SG&A expenses (Non-GAAP)	$387,970	23.7	$382,758	24.0

Net sales	$1,635,090		$1,592,387

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)

Adjusted Other Income, Net:
	Three Months Ended		Three Months Ended
(unaudited)	9/26/26	Pct.**	9/27/25	Pct.**
Other income, net (GAAP)	$1,652	0.3	$1,385	0.3
Pretax bargain purchase gain [4]	(1,457)	(0.3)	—	—
Adjusted other income, net (Non-GAAP)	$195	0.0	$1,385	0.3

Net sales	$561,722		$543,736

	Nine Months Ended		Nine Months Ended
(unaudited)	9/26/26	Pct.**	9/27/25	Pct.**
Other income, net (GAAP)	$10,475	0.6	$4,290	0.3
Pretax bargain purchase gain [4]	(1,457)	(0.1)	—	—
Pretax write-off of capitalized debt issuance costs [5]	802	0.0	—	—
Adjusted other income, net (Non-GAAP)	$9,820	0.6	$4,290	0.3

Net sales	$1,635,090		$1,592,387
* *Percentage of sales. Data may not add due to rounding.

[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of an acquisition to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $5.1 million pretax (or $3.9 million after tax) and $15.4 million pretax (or $11.8 million after tax) during the three and nine months ended September 26, 2026, respectively. Such costs were $5.4 million pretax (or $4.1 million after tax) and $16.3 million pretax (or $12.3 million after tax) during the three and nine months ended September 27, 2025, respectively.
[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions and inventory fair value adjustments. During the three and nine months ended September 26, 2026, we incurred benefits included in cost of goods sold for acquisition-related reserve releases, net of inventory fair value adjustments of $0.4 million pretax (or $0.3 million after tax). During the three and nine months ended September 26, 2026, we incurred charges included in selling, general, and administrative expenses to complete and integrate acquisitions of $0.4 million pretax (or $0.3 million after tax) and $0.8 million pretax (or $0.6 million after tax), respectively.
Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions included in selling, general, and administrative expenses totaled $0.3 million pretax (or $0.2 million after tax) and $1.1 million pretax (or $0.8 million after tax), during the three and nine months ended September 27, 2025, respectively.
[3] – Pretax facility consolidation expenses represent costs incurred in connection with our planned facility consolidations and relocations. During the three and nine months ended September 26, 2026, such costs were $0.8 million pretax (or $0.6 million after tax).
[4] – Pretax bargain purchase gain resulted from the excess fair value of assets acquired in a business combination over the purchase price and was $1.5 million pretax (or $1.5 million after tax) during the three and nine months ended September 26, 2026, and was included in other income, net.
[5] – Pretax write-off of capitalized debt issuance costs totaled $0.8 million (or $0.6 million after tax) during the nine months ended September 26, 2026. These write-offs are associated with retirement of our term loan debt and the modification of our revolving credit facility.
[6] – Pretax reduction in workforce costs represents costs incurred in connection with our planned workforce reduction, including insurance continuation costs. During the nine months ended September 27, 2025, the expenses were $0.1 million pretax (or $0.1 million after tax).
[7] – Tax adjustments represent the aggregate tax effect of all non-GAAP adjustments reflected in the table above and totaled $(1.4) million and $(4.1) million during the three and nine months ended September 26, 2026, respectively, and $(1.4) million and $(4.3)

DORMAN PRODUCTS, INC.
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
million during the three and nine months ended September 27, 2025, respectively. Such items are estimated by applying our statutory tax rate to the pretax amount, or an actual tax amount for discrete items.

2026 Guidance:

The Company updates the following guidance ranges related to its full year 2026 outlook:

	Year Ending 12/31/2026
(unaudited)	Low End	High End
Diluted earnings per share (GAAP)	$7.95	$8.15
Pretax acquisition-related intangible assets amortization	0.68	0.68
Pretax acquisition-related transaction and other costs	0.04	0.04
Pretax facility consolidation costs	0.03	0.03
Pretax bargain purchase gain	(0.05)	(0.05)
Pretax write-off of capitalized debt issuance costs	0.03	0.03
Tax adjustment (related to above items)	(0.18)	(0.18)
Adjusted diluted earnings per share (Non-GAAP)	$8.50	$8.70

Weighted average diluted shares outstanding	30,000	30,000